Exhibit 99.1

Cirrus Logic to Announce Second Quarter Financial Results on Oct. 19

AUSTIN, Texas--(BUSINESS WIRE)--October 6, 2011--Cirrus Logic Inc. (Nasdaq: CRUS) will post its second quarter, fiscal year 2012 financial results and business outlook on its investor relations website at http://investor.cirrus.com on Wednesday, October 19, 2011, at approximately 4:00 p.m. EDT.

Cirrus Logic will host a live Q&A session at 6:00 p.m. EDT on Wednesday, October 19, 2011 to answer questions related to its financial results and business outlook. Shareholders who would like to submit a question to be addressed during the call are requested to email investor.relations@cirrus.com. Additionally, the Company has updated the “Ask the CEO” section of the investor website to address recent questions from shareholders. The “Ask the CEO” questions and answers can be found at http://investor.cirrus.com/asktheCEO.cfm.

A live webcast of the Q&A session can be accessed on the Investor Relations section of the Cirrus Logic website at http://investor.cirrus.com. A replay of the Q&A session will be available on the website listed above beginning approximately one hour following its completion, or by calling (303) 590-3030, or toll-free at (800) 406-7325 (Access Code: 4478182).

Cirrus Logic, Inc.

Cirrus Logic develops high-precision, analog and mixed-signal integrated circuits for a broad range of innovative customers. Building on its diverse analog and signal-processing patent portfolio, Cirrus Logic delivers highly optimized products for a variety of audio and energy-related applications. The company operates from headquarters in Austin, Texas, with offices in Tucson, Ariz., Europe, Japan and Asia. More information about Cirrus Logic is available at www.cirrus.com.

Cirrus Logic and Cirrus are trademarks of Cirrus Logic Inc.

CRUS-F

CONTACT:
Cirrus Logic, Inc.
Thurman K. Case, 512-851-4125
Chief Financial Officer
Investor.Relations@cirrus.com